Exhibit (a)(5)(v)

STEPHEN R. BASSER (121590)
1	SAMUEL M. WARD (216562)
BARRACK, RODOS & BACINE
2	One America Plaza
600 West Broadway, Suite 900
3	San Diego, CA 92101
Telephone: (619) 230-0800
4	Facsimile: (619) 230-1874
5
Counsel For Plaintiff Anis Shaikh
6
7
8
9	SUPERIOR COURT OF THE STATE OF CALIFORNIA

10	COUNTY OF SANTA CLARA
11
12
	ANIS SHAIKH,	CASE NO. 109CV157542
13
	Plaintiff,	CLASS ACTION COMPLAINT FOR
14		INJUNCTIVE RELIEF RE: BREACH OF
	v.	FIDUCIARY DUTY AND AIDING AND
15		ABETTING A BREACH OF FIDUCIARY
	BING YEH, YAH WEN HU, RONALD	DUTY
16	CHWANG, TERRY NICKERSON, EDWARD
Y.W. YANG, SILICON STORAGE
17	TECHNOLOGY, INC., PROPHET EQUITY LP,
and TECHNOLOGY RESOURCE HOLDINGS,
18	INC.
19		JURY TRIAL DEMANDED
20
Defendants
21

22
23
24
25
26
27
28

CLASS ACTION COMPLAINT

1	VERIFIED CLASS ACTION COMPLAINT

2	Plaintiff, Anis Shaikh, by his attorneys, alleges on information and belief except as to
3	paragraph 7, which he alleges on personal knowledge, as follows:

4	SUMMARY OF THE ACTION

5	1. This is a shareholder class action on behalf of the public shareholders of Silicon
6	Storage Technology, Inc. (“Silicon Storage” or the “Company”) against the Company and its Board
7	of Directors (the “Board” or the “Individual Defendants”), to enjoin the proposed acquisition of
8	Silicon Storage by Technology Resource Holdings, Inc. (“TRH”), a wholly-owned subsidiary of
9	Prophet Equity LP (“Prophet”), and alleging that the Board breached its fiduciary duties in
10	connection with the proposed sale of the Company to Prophet and members of the Company’s
11	management for $2.10 per share in cash, or approximately $201 million in the aggregate (the
12	“Proposed Transaction”).

13	2. The Proposed Transaction is unfair and fails to maximize shareholder value and
14	otherwise undervalues the Company’s shares. The consideration offered to public shareholders
15	is only a 13% premium over the close of $1.86 per share on the day before the Proposed
16	Transaction was announced publicly. Indeed, the Company’s shares traded at or above the
17	offering price as recently as two weeks before the Proposed Transaction was announced and
18	since the announcement of the Proposed Transaction shares have traded over the inadequate
19	offer price.

20	3. Accordingly, this action seeks, inter alia, equitable relief seeking to enjoin the
21	Proposed Transaction and compelling the Board to properly exercise its fiduciary duties to
22	maximize shareholder value in connection with the Proposed Transaction or any alternate
23	transaction.

24	JURISDICTION AND VENUE

25	4. This Court has jurisdiction over the cause of action asserted herein pursuant to
26	the California Constitution, Article VI, § 10, because this case is a cause not given by statute to
27	other trial courts.

28	5. This Court has jurisdiction over defendant Silicon Storage because it conducts business in California and maintains its principal place of business at 1171 Sonora Court,

CLASS ACTION COMPLAINT

1	Sunnyvale, California. This action is not removable.

2	6. Venue is proper in this Court because the conduct at issue took place and had an effect
3	in this County.
PARTIES

4	7. Plaintiff is, and at all times relevant hereto was, a shareholder of Silicon Storage.

5	8. Defendant Silicon Storage supplies NOR flash memory semiconductor devices for
6	digital consumers, networking, wireless communications, and the Internet computing markets. The
7	Company produces and sells semiconductor products, including NAND flash controllers and NAND
8	controller-based modules, smart card integrated circuits (“ICs”) and modules, flash microcontrollers,
9	and radio frequency ICs and modules. It also produces and sells various products based on its
10	proprietary SuperFlash design and manufacturing process technology, as well as licenses the
11	SuperFlash technology for applications in semiconductor devices that integrate flash memory with
12	other functions on a monolithic chip. Silicon Storage sells its products in Asia, North America and
Europe. The Company’s common stock publicly trades on the NASDAQ Stock Market
13	(“NASDAQ”) under the trading symbol “SSTI.” As of October 31, 2009, Silicon Storage had
14	over 95 million shares of common stock outstanding.

15	9. Defendant Bing Yeh (“Yeh”), one of the co-founders of Silicon Storage, has served
16	as the President and Chief Executive Officer and has been a member of the Company’s Board of
17	Directors since its inception in 1989. In April 2004, he was appointed Chairman of the Board of
18	Directors.

19	10. Defendant Yaw Wen Hu (“Hu”) has been a member of the Board of Directors of
Silicon Storage since 1995. He joined the Company in 1993 as Vice President of Technology
20	Development. Currently, defendant Hu is the Executive Vice President and Chief Operating
21	Officer of Silicon Storage.

22	11. Defendant Ronald Chwang has been a member of the Company’s Board of
23	Directors since June 1997. He is also a member of the Audit Committee and the Compensation
24	Committee and the Chairman of the Nominating and Corporate Governance Committee.

25	12. Defendant Terry Nickerson has been a member of the Company’s Board of
26	Directors since April 2005. He is the Chairman of the Audit Committee and a member of the
Compensation Committee and the Nominating and Corporate Governance Committee.

27	13. Defendant Edward Y.W. Yang has been a member of the Company’s Board of
28

CLASS ACTION COMPLAINT

1	Directors since October 2007.

2	14. Defendant Prophet, a private equity firm, is located at 181 Grand Avenue, Southlake,
Texas.

3	15. Defendant TRH, a Delaware corporation, is a Prophet-controlled entity.

4	16. The defendants identified in ¶¶ 9 - 13 are collectively referred to herein as the
5	“Individual Defendants.” By reason of their positions as officers and/or directors of the Company,
6	the Individual Defendants are in a fiduciary relationship with Plaintiff and the other public
7	shareholders of Silicon Storage, and owe Plaintiff and Silicon Storage’s other shareholders the
8	highest obligations of loyalty, good faith, fair dealing, due care, and full and fair disclosure.

9	17. Each of the Individual Defendants at all times had the power to control and direct
Silicon Storage to engage in the misconduct alleged herein. The Individual Defendants’ fiduciary
10	obligations required them to act in the best interest of Plaintiff and all other Silicon Storage
11	shareholders.

12	18. Each of the Individual Defendants owes fiduciary duties of good faith, fair dealing,
13	loyalty, candor, and due care to Plaintiff and the other members of the Class. They are acting in
14	concert with one another in violating their fiduciary duties as alleged herein, and, specifically, in
15	connection with the Proposed Transaction.

16	19. As directors and/or officers of a publicly traded corporation, the Individual Defendants have an affirmative fiduciary obligation to obtain the highest value reasonably available for the
17	Company’s shareholders and to avoid taking action that:

18	(a) discourages or inhibits alternative offers to purchase Silicon Storage;

19	(b) adversely affects the value provided to the Company’s shareholders;

20	(c) contractually prohibits them from complying with their fiduciary duties;

21	(d) adversely affects their ability to secure the best value reasonably available under
22	the circumstances for the corporation’s shareholders; and/or

23	(e) provides Silicon Storage insiders with preferential treatment at the expense of, or separate from, its public shareholders.

24	7. In accordance with his/her duties of loyalty and good faith, the Individual Defendants are also
25	obligated to refrain from:

26	(a) participating in any transaction in which their loyalties are divided;

27	(b) participating in any transaction in which they will receive a personal financial
28

CLASS ACTION COMPLAINT

1	benefit not equally shared by the public shareholders of the corporation; and/or

(c) unjustly enriching themselves at the expense or to the detriment of the public
2	shareholders.

3	SUBSTANTIVE ALLEGATIONS

4	20. Silicon Storage, which was founded in 1989, designs, manufactures and markets
5	a diversified range of memory and non-memory products for high volume applications in the
6	digital consumer, networking, wireless communications and Internet computing markets. With its proprietary, patented SuperFlash technology, the Company is a leading provider of
7	nonvolatile memory solutions for products with various densities of high functionality flash
8	memory components and flash mass storage products. The Company has a broad network of
9	world-class manufacturing partners and technology licensees, including TSMC, which offers it
10	under its trademark Emb-FLASH. Additionally, Silicon Storage offers non-memory products
11	include NAND controller-based products, smart card ICs and modules, flash microcontrollers
12	and radio frequency ICs and modules.

13	21. The Company’s products have been very successful; On November 2, 2009, just days before the announcement of the Proposed Transaction, Silicon Storage unveiled the
14	industry’s first 1.8V, high-speed quad-bit serial flash memory. It features an 80 MHz operating
15	frequency and a specialized instruction set and allows programs to be stored and executed
16	directly from the flash memory without the need for code shadowing. Its technology is ideal for
17	mobile handsets, Bluetooth headsets, GPS devices and other small form factor, portable
18	electronics. This new product follows after the Company won an Innovation of the Year Award
19	from EDN Magazine in April of 2009 for another flash product.

20	22. The Company’s positive prospects suggest that the Proposed Transaction undervalues its shares. Silicon Storage has seen bright prospects in recent months as a result of
21	stronger product and licensing revenue and cost cuts to help the bottom line. Indeed, in
22	September 2009, the Company raised its guidance for the second quarter ending September 30,
23	2009. The Company said it now sees revenue of $69 million to $71 million, up from a
24	previously expected $61 million to $68 million and now expects net income of zero to 3 cents a
25	share, up from a previously forecast loss of 3-7 cents a share. Silicon Storage further said that
26	the better forecast reflects “stronger than anticipated product and licensing revenues in the
27	quarter as well as increased dividends on investments and lower operating expenses.” Despite
28	its recent strong performance and its potential for continued growth and success, Silicon

CLASS ACTION COMPLAINT

1	Storage, via its Board of Directors has willingly accepted inadequate consideration and entered
2	into the Proposed Transaction to the detriment of its public shareholders.

3	23. On November 13, 2009, Silicon Storage announced publicly that it agreed to be
4	acquired by management and equity firm Prophet’s wholly-owned subsidiary, TRH, and
5	members of the Company’s management, pursuant to which Silicon Storage’s public
6	shareholders will receive $2.10 in cash for each share of common stock in the Company that
7	they own. The aggregate value of the deal is $201 million. The Proposed Transaction is
8	expected to close during the second quarter of 2010.

9	24. Under the terms of the Proposed Transaction, shares of Silicon Storage will no
10	longer trade on a stock exchange and shareholders will not receive a continuing interest in the
11	Company. While the public shareholders’ investment in Silicon Storage will be terminated if
12	the Proposed Transaction is consummated, defendant Yeh, the Company’s Chairman and Chief
13	Executive Officer, and defendant Hu, the Company’s Executive Vice President and Chief
14	Operating Officer, who together hold or control 12.7 percent of outstanding shares of Silicon
15	Storage, will continue having an equity interest in the Company as they have agreed to
16	exchange all of their shares of Silicon Storage for shares of capital stock of the resulting
17	privately held company. Accordingly, Prophet and defendant Yeh and Hu stand to benefit from the
18	Company’s promising growth and operational results. In contrast, Silicon Storage shareholders do
19	not. Defendants Yeh and Hu have also entered into voting agreements pursuant to which they
20	have agreed to vote their shares in favor of the Proposed Transaction and against any other
21	acquisition proposals.

22	25. The consideration to public shareholders is only a 13 percent premium over the
23	$1.86 closing price on November 12, 2009, the last day of trading before the Proposed
24	Transaction was announced. Shares traded at this level as recently as two weeks ago on
25	October 29, 2009. Aside from the fact that the Proposed Transaction appears to favor two of
26	Silicon Storage’s insider shareholders, the trading price of the Company’s common stock in the
27	wake of the Proposed Transaction’s announcement suggests that the market believes that the shares
28	should fetch a higher price. Indeed, since the Proposed Transaction was announced, the stock has traded above the $2.10 offering price. Market reaction to the announcement of the Proposed
Transaction has been swift, as investors sent Silicon Graphic’s’ stock price up approximately
20% to close at $2.24 on the day the Proposed Transaction was announced. As a result, the

CLASS ACTION COMPLAINT

1	price Prophet is offering in the Proposed Transaction, and the Company has unanimously
2	accepted, already represents a discount to Silicon Storage’s public shareholders.

3	26. A Strategic Committee of the Company’s Board of Directors, consisting of all
4	four of the so-called “independent” members of the Board, was formed to evaluate the Proposed
5	Transaction. The Strategic Committee approved the Merger Agreement and resolved to
6	recommend that the Company’s shareholders adopt and approve the agreement. However,
7	Bryant R. Riley, one of the independent directors since 2008 and a major holder in the
8	Company, voted against the approval of the Merger Agreement and subsequently resigned from
9	the Board of Directors on the day the Proposed Transaction was announced.

10	27. Moreover, Lloyd I. Miller, III, Silicon Storage’s second largest shareholder,
11	filed a Schedule 13D-A with the United States Securities and Exchange Commission on
12	November 13, 2009. In it, Mr. Miller revealed that he “strongly opposes the price terms of the
13	recently announced merger” and that “it would be in his best interest, and those of other
14	stockholders, to attempt to influence the governance and business strategies of the Company.”
15	Mr. Miller expressed concern about the appearance of opposition to the Proposed Transaction
16	on the Board of Directors and about the appearance of conflicts of interest in the Proposed
17	Transaction. Specifically, Mr. Miller notes (1) the resignation of Bryant R. Riley and his vote
18	against the Proposed Transaction, and (2) the special treatment of the shares of two insiders,
19	defendants Yeh and Hu, who will receive equity in the acquiring company while public
20	shareholders will be cashed out at $2.10, a price that Mr. Miller believes is deficient. Mr. Miller
21	is examining all of the options that he believes will enhance stockholder value, including
22	encouraging, participating in or leading efforts to appoint individuals to the Company’s Board
23	of Directors who would be independent of management and would represent the Company and
24	the holders of the shares.

25	28. No doubt recognizing that the deal is unfair to existing shareholders, the
26	individual defendants, aided and abetted by Prophet, have attempted to camouflage their
27	breaches of fiduciary duty to Silicon Storage shareholders by the inclusion of a cosmetic “go
28	shop” provision in the Merger Agreement. This provision is insufficient to protect the interests of Silicon Storage’s public shareholders. Any potential suitor for the Company’s shares must complete its due diligence within the short, 45 day time permitted by the “go shop” provision, which is expected to expire on December 28, 2009. Under the circumstances, the provision is

CLASS ACTION COMPLAINT

1	cosmetic and merely intended to camouflage the fact that the Board violated its fiduciary duties
2	and engaged in an unfair process that lead to an inadequate and unfair price. Now, any third
3	party that would have paid a fair price for the Company is advantaged by the knowledge that the
4	Board has already made it clear that it would be willing to agree, and indeed has agreed, to a
5	wholly unfair and inadequate price and is not focused upon maximizing shareholder value.

6	29. Moreover, if a potential acquiror were to propose a transaction more favorable to
7	Silicon Storage’s public shareholders, pursuant to Section 8.3(b) of the Merger Agreement, the
8	Company would be required to pay the sum of $7.05 million or approximately 3.5 percent of the
9	deal value to Prophet as a termination fee, thus hindering the prospect of a more favorable
10	transaction from being proposed.

11	30. Accordingly, the Proposed Transaction undervalues the Company’s shares when
12	giving due consideration to the Company’s anticipated operating results and prospects. The
13	Proposed Transaction will deny class members their right to share proportionately and equitably
14	in the true value of the Company’s valuable and profitable business, and future growth in profits
15	and earnings, at a time when the Company is poised to increase its profitability. Unless the
16	Individual Defendants are enjoined from breaching their fiduciary duties, Plaintiff and the other public
17	shareholders of Silicon Storage will continue to suffer irreparable harm.

18	31. Plaintiff alleges herein that the Individual Defendants, separately and together, in
19	connection with the Proposed Transaction, violated the fiduciary duties owed to plaintiff and the other public
20	shareholders of Silicon Storage, including their duties of loyalty, good faith, candor, due care and
21	independence, insofar as they stood on both sides of the transaction and engaged in self-dealing and
22	obtained for themselves personal benefits, including personal financial benefits, not shared equally by
23	plaintiff or the Class. As a result of the Individual Defendants’ self-dealing and divided loyalties,
24	neither plaintiff nor the Class will receive adequate or fair value for their Silicon Storage investment in the
25	Proposed Transaction.

26	32. Because the Individual Defendants have breached their duties of due care, loyalty and good
27	faith in connection with the Proposed Transaction, the burden of proving the inherent or entire fairness of
28	the Proposed Transaction, including all aspects of its negotiation, structure, price and terms, is placed upon the Individual Defendants as a matter of law.

CLASS ACTION ALLEGATIONS

33. Plaintiff brings this action pursuant to §382 of the California Code of Civil Procedure on its

CLASS ACTION COMPLAINT

1	own behalf and as a class action on behalf of all common stockholders of Silicon Storage who are being and
2	will be harmed by defendants’ actions described below (the “Class”). Excluded from the Class are
3	defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any
4	defendants, or their principals or affiliates.

5	34. This action is properly maintainable as a class action.

6	35. The Class is so numerous that joinder of all members is impracticable. As of October 31,
7	2009, the Company had over 95 million shares of common stock outstanding held by scores, if
8	not hundreds of individuals and entities scattered throughout America.

9	36. There are questions of law and fact which are common to the Class and predominate over
10	questions affecting any individual Class member. These common questions include, inter alia, the
11	following:

12	(a) whether the Individual Defendants have breached their fiduciary duty of
13	undivided loyalty, independence, due care and/or candor with respect to plaintiff and the other members of
14	the Class in connection with the Proposed Transaction;

15	(b) whether the Individual Defendants are engaging in self-dealing in connection
16	with the Proposed Transaction;

17	(c) whether the Individual Defendants have breached their fiduciary duty to secure and
18	obtain the best price reasonable under the circumstances for the benefit of Plaintiff and the other members
19	of the Class in connection with the Proposed Transaction;

20	(d) whether defendants have breached any of their other fiduciary duties to Plaintiff and
21	the other members of the Class in connection with the Proposed Transaction, including the duties of good
22	faith, diligence, candor and fair dealing;

23	(e) whether the defendants have impeded or erected barriers to discourage other
24	offers for the Company or its assets; whether the consideration payable to Plaintiff and the Class is
25	unfair and inadequate; and

26	(f) whether Plaintiff and the other members of the Class would be irreparably
27	harmed if the transactions complained of herein are consummated.

28	37. Plaintiff’s claim is typical of the claims of the other members of the Class and plaintiff does not have any interests adverse to the Class.

38. Plaintiff is an adequate representative of the Class, has retained competent counsel experienced in litigation of this nature and will fairly and adequately protect the interests of the

CLASS ACTION COMPLAINT

1	Class.

2	39. The prosecution of separate actions by individual members of the Class would create a risk
3	of inconsistent or varying adjudications with respect to individual members of the Class which
4	would establish incompatible standards of conduct for the party opposing the Class.

5	40. Plaintiff anticipates that there will be no difficulty in the management of this litigation. A
6	class action is superior to other available methods for the fair and efficient adjudication of this
7	controversy.

8	41. Defendants have acted on grounds generally applicable to the Class with respect to the
9	matters complained of herein, thereby making appropriate the relief sought herein with respect to the Class
10	as a whole.

11	CAUSES OF ACTION

12	COUNT I

13	(For Breach of Fiduciary Duty against the Individual Defendants)

14	42. Plaintiff repeats and re alleges each allegation set forth herein.

15	43. The defendants have violated fiduciary duties of care, loyalty, candor and independence
16	owed to the public shareholders of Silicon Storage.

17	44. By the acts; transactions and courses of conduct alleged herein, defendants, individually and
18	acting as a part of a common plan, are attempting to unfairly deprive Plaintiff and other members of the Class
19	of the true value of their investment in Silicon Storage. Moreover, they have violated their fiduciary
20	duties by entering into the Proposed Transaction without regard to its fairness.

21	45. As demonstrated by the allegations above, the Individual Defendants failed to
22	exercise the care required and breached their duties of loyalty, good faith and candor owed to the
23	shareholders of Silicon Storage.

24	46. As a result of the actions of defendants, Plaintiff and the Class have been and
25	will be irreparably harmed in that they have not and will not be provided complete and candid
26	information concerning the Proposed Transaction, which information is in the possession of defendants.

27	47. Unless enjoined by this Court, the defendants will continue to breach their fiduciary
28	duties owed to Plaintiff and the Class, and may consummate the Proposed Transaction that will result in irreparable harm to the Class.

48. Plaintiff and the members of the Class have no adequate remedy at law. Only through the exercise of this Court’s equitable powers can Plaintiff and the Class be fully protected from the

CLASS ACTION COMPLAINT

1	immediate and irreparable injury which defendants’ actions threaten to inflict.

COUNT II
2	(For Aiding and Abetting the Individual Defendants’ Breach of Fiduciary
3	Duty against Silicon Storage, TRH and Prophet)

4	49. Plaintiff repeats and re alleges each allegation set forth herein.

5	50. Defendants Silicon Storage, TRH and Prophet are sued herein as aiders
6	and abettors of the breaches of fiduciary duties outlined above by the Individual
7	Defendants, as members of the Board and/or executives of Silicon Storage.

8	51. The Individual Defendants breached their fiduciary duties of due care,
9	good faith, loyalty, and candor to the Silicon Storage stockholders by the actions alleged
10	supra.

11	52. Such breaches of fiduciary duties could not and would not have occurred but
12	for the conduct of Defendant Silicon Storage, which, therefore, aided and abetted such
13	breaches via entering into the Proposed Transaction with Prophet.

14	53. Defendants Silicon Storage, TRH and Prophet directly breached or aided and/or abetted the
15	Individual Defendants’ breaches of fiduciary duty to Plaintiff and the other holders of Silicon
16	Storage stock. In connection with discussions regarding the Proposed Transaction, Silicon
17	Storage provided, and Prophet obtained, sensitive non-public information concerning Silicon
18	Storage’s operations and thus had unfair advantages which enabled it to acquire the Company at
19	an unfair and inadequate price.

20	54. Defendants Silicon Storage, TRH and Prophet had knowledge that it was aiding
21	and abetting the Individual Defendants’ breach of their fiduciary duties to the Silicon Storage
22	stockholders.

23	55. Defendants Silicon Storage, TRH and Prophet rendered substantial assistance to the
24	Individual Defendants in their breach of their fiduciary duties to the Silicon Storage stockholders.

25	56. As a result of Silicon Storage’s, TRH’s and Prophet’s conduct of aiding and abetting
26	the Individual Defendants’ breaches of fiduciary duties, Plaintiff and the other members of the
27
28

CLASS ACTION COMPLAINT

1	Class have been and will be damaged in that they have been and will be prevented from obtaining a
2	fair price for their shares.

3	57. As a result of the unlawful actions of Defendants Silicon Storage, TRH and
4	Prophet, Plaintiff and the other members of the Class will be irreparably harmed in that they will not
5	receive fair value for Silicon Storage’s assets and business and will be prevented from obtaining the
6	real value of their equity ownership in the Company. Unless the actions of Defendants Silicon Storage,
7	TRH and Prophet are enjoined by the Court, it will continue to aid and abet the Individual Defendants’
8	breach of their fiduciary duties owed to Plaintiff and the members of the Class, and will aid and abet a
9	process that inhibits the maximization of stockholder value.

10	58. Plaintiff and the other members of the Class have no adequate remedy at law.

11	PRAYER FOR RELIEF

12	WHEREFORE, Plaintiff demands judgment and preliminary and permanent relief, including
13	injunctive relief, in his favor and in favor of the Class and against defendants as follows:

14	A. Declaring that this action is properly maintainable as a class action;

15	B. Declaring and decreeing that the Merger Agreement was entered into in breach of the
16	fiduciary duties of the Individual Defendants and is therefore unlawful and unenforceable;

17	C. Rescinding, to the extent already implemented, the Proposed Transaction or any of the
18	terms thereof,

19	D. Preliminarily and permanently enjoining defendants, their agents, counsel, employees and all
20	persons acting in concert with them from consummating the Proposed Transaction, unless and until the
21	defendants provide Silicon Storage shareholders with an offer that is fair, equitable, maximizes shareholder
22	value;

23	E. Directing the Individual Defendants to exercise their fiduciary duties to obtain a
24	transaction which is in the best interests of Silicon Storage’s shareholders and implement a process for the
25	sale of the Company designed to ensure that the highest possible price is obtained;

26	///

27	///
28

CLASS ACTION COMPLAINT

1	///

2	F. Awarding Plaintiff the costs and disbursements of this action, including reasonable
3	attorneys’ and experts’ fees; and

4	G. Granting such other and further relief as this Court may deem just and proper.

5	DATED: November 17, 2009	Respectfully Submitted,

6		BARRACK, RODOS, & BACINE
7		STEPHEN R. BASSER
8		SAMUEL M. WARD

9		/s/ Stephen R. Basser
10		STEPHEN R. BASSER

11		600 West Broadway, Suite 900
12		San Diego, CA 92101
13		Telephone: (619) 230-0800
14		Facsimile: (619) 230-1874

15		BARRACK, RODOS, & BACINE
16		DANIEL E. BACINE
17		JULIE PALLEY
18		3300 Two Commerce Square
19		2001 Market Street
20		Philadelphia, PA 19130
21		(215) 963-0600

22		BRANSTETTER, STRANCH & JENNINGS
23		J. GERARD STRANCH, IV
24		MICHAEL STEWART
25		227 Second Avenue North, Fourth Floor
26		Nashville, TN 37201-1631
27		(615) 254-8801

28		Attorneys for Plaintiff Anis Shaikh

CLASS ACTION COMPLAINT